UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2023

MERUS N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	001-37773	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Yalelaan 62 3584 CM Utrecht The Netherlands	Not Applicable
(Address of principal executive offices)	(Zip Code)

+31 85 016 2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, €0.09 nominal value per share	MRUS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2023, the Board of Directors (the “Board”) of Merus N.V. (the “Company”) appointed Peter B. Silverman, the Company’s Executive Vice President, General Counsel and Head of Utrecht, to serve as the Company’s Executive Vice President, Chief Operating Officer and General Counsel. Additionally, Mr. Silverman has been designated as the Company’s principal operating officer, succeeding Sven (Bill) Ante Lundberg, M.D., in such role.

Peter B. Silverman, age 45, has served the Company since 2014, first as outside counsel, as Head of Utrecht from April 2020 to January 1, 2023, as General Counsel since February 2018 and Chief Intellectual Property Officer and Head of US Legal from February 2017. His responsibilities include management of the Company’s legal and intellectual property, company operations, information technology, facilities and human resource matters, and management and operations of the headquarters in Utrecht. Prior to joining the Company, Mr. Silverman was a Partner at Kirkland & Ellis LLP, where he represented numerous life sciences companies concerning an array of legal matters and technologies. Previously, Mr. Silverman was an associate at Kaye Scholer LLP (now Arnold & Porter Kaye Scholer LLP), and prior to that Mr. Silverman also served as judicial law clerk to U.S. District Court Judge Anne E. Thompson of the District of New Jersey. He holds a J.D. from Fordham University School of Law, graduating magna cum laude and Order of the Coif. He is admitted to practice law in New York. Mr. Silverman also holds a B.A. in biology from the University of Rochester.

In connection with Mr. Silverman’s appointment as the Company’s Executive Vice President, Chief Operating Officer and General Counsel, Mr. Silverman entered into an employment agreement with Merus US, Inc., a subsidiary of the Company, effective as of January 1, 2023, pursuant to which (i) his annual base salary was increased to $495,000, (ii) his annual performance-based target bonus remained at 40% of his annual base salary, and (iii) he became entitled to an option under the Company’s 2016 Incentive Award Plan to purchase 20,000 common shares of the Company. The option will vest and become exercisable (subject to Mr. Silverman’s continued service to the Company through the applicable vesting date) as to 25% of the underlying shares on January 1, 2024, with the remaining underlying shares vesting in 36 substantially equal monthly installments thereafter, such that the option shall be vested and exercisable as to all shares on January 1, 2027. The employment agreement superseded Mr. Silverman’s employment agreement with the Company and contains severance payments and benefits that are similar to the severance payment and benefits provided under such superseded employment agreement.

The foregoing description of Mr. Silverman’s employment agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, effective as of January 1, 2023, by and between Merus US, Inc. and Peter B. Silverman.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERUS N.V.

Date: January 6, 2023	By:	/s/ Sven A. Lundberg
	Name:	Sven (Bill) Ante Lundberg, M.D.
	Title:	President, Chief Executive Officer and Principal Financial Officer